Exhibit 99.1

Contact:

Marc Applebaum

Chief Financial Officer

Q.E.P. Co., Inc.

(561) 994-5550

Q.E.P. CO., INC., REPORTS FISCAL FIRST-QUARTER 2005 FINANCIAL RESULTS

• RECORD QUARTERLY EARNINGS AND SALES

• SALES INCREASED 24.2 PERCENT OVER THE SAME PERIOD LAST YEAR

BOCA RATON, FLORIDA—July 12, 2004—Q.E.P. CO., INC. (Nasdaq: QEPC), today announced financial results for its fiscal 2005 first quarter ended May 31, 2004.

For the fiscal 2005 first quarter, net sales increased 24.2 percent to a quarterly record $43.1 million compared with $34.7 million for the same period last fiscal year. Acquisitions accounted for approximately $3.5 million in sales in the 2005 first quarter and changes in foreign currency accounted for approximately $972,000 of the increase. The effect of foreign currency on net income was not material. Gross profit for the 2005 first quarter, which reflects a slight increase in the cost of certain raw materials, declined to 33.9 percent from last year’s 34.9 percent.

Operating income for the fiscal 2005 first quarter was approximately $2.2 million versus operating income of approximately $1.4 million in last year’s comparable period. Last year’s results included $617,000 of expenses related to the early repayment of the Company’s $4.5 million subordinated debt. Excluding this charge in the first quarter of fiscal year 2004, operating income was approximately $2.1 million. Interest expense decreased by $416,000 from the prior year predominantly because of a $270,000 prepayment penalty related to the aforementioned repayment of subordinated debt that occurred during the 2004 fiscal first quarter.

Net income was $1.2 million, or $0.32 per diluted share, compared with $411,000, or $0.12 per diluted share, for the first quarter of the prior fiscal year. The total after-tax effect of the repayment of the subordinated debt and related costs during the first quarter of fiscal 2004 was $568,000, or $0.16 per share. Diluted net income per share, excluding unusual items, improved 14.3 percent to $0.32 versus $0.28 in last fiscal year’s first quarter. A reconciliation follows:

	2005	2004
Earnings per common share – basic and diluted:
GAAP earnings per common share	$0.32	$0.12
Charge related to early repayment of $4.5 million of subordinated debt	0.00	0.18
Interest prepayment penalty of subordinated debt	0.00	0.08
Provision for income taxes related to repayment of subordinated debt	0.00	(0.10)

	$0.32	$0.28

The Company will be hosting a conference call at 10:00 a.m. Eastern Time today to discuss this press release and to answer questions. To participate in the conference call, please dial 877-922-0755 five to 10 minutes before the call is scheduled to begin. You will find the financial information to be discussed during the conference call on Q.E.P.’s website at www.qep.com in the Investor Relations section.

Certain statements in this press release, including statements regarding earnings growth and our expectations regarding revenue in future periods and earnings per share, are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products, the continued success of initiatives with certain of the Company’s customers, the success of the Company’s sales and marketing efforts, and improvements in productivity and cost reductions. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 29, 2004, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

-Financial Information Follows-

Q.E.P. CO., INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data; unaudited)

	Three Months Ended
	5/31/04	5/31/03
Net sales	$43,104	$34,710
Cost of goods sold	28,492	22,586

Gross profit	14,612	12,124
Costs and expenses
Shipping	4,409	3,456
General and administrative	3,739	2,957
Selling and marketing	4,185	3,627
Other expense	90	642

Operating income	2,189	1,442
Interest expense	310	725

Income before provision for income taxes	1,879	717
Provision for income taxes	717	306

Net income	$1,162	$411

Basic net income per common share	$0.34	$0.12

Diluted net income per common share	$0.32	$0.12

Weighted average number of common shares - diluted	3,645,652	3,459,154

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	5/31/04	2/28/04
Current Assets:
Cash and cash equivalents	$907	$957
Accounts Receivable	25,526	23,121
Inventories	28,743	28,855
Other current assets	2,589	2,530

	57,765	55,463
Property and equipment, net	7,708	8,029
Other assets	15,623	15,332

Total Assets	$81,096	$78,824

Liabilities and Stockholders’ Equity
Current liabilities (including current portion of long-term debt)	$43,045	$41,710
Long-term debt and other liabilities	7,355	7,664
Warrant put liability	2,013	1,943
Stockholders’ equity	28,683	27,507

Total Liabilities and Stockholders’ Equity	$81,096	$78,824

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